Tax Saving
Capital
Accumulation
Plan



This section is a "Summary Plan Description" as required by the Employee Retirement Income Security Act of 1974 (ERISA). This section provides the highlights of the Plan, but it is far shorter and less technical than the official Plan documents. The official Plan documents are always used to determine when and what benefits will be provided under the Plan.

You Will Find Information About:                     On Page:
What TAXCAP Offers You                                  171
TAXCAP: A Participant-Directed Investment Plan          172
Who Can Join The Plan                                   174
When You May Join The Plan                              174
How Much You May Defer                                  174
How Your Deferrals Can Reduce Your Current Taxes        175
How Much HP Contributes                                 175
How Your TAXCAP Account Is Invested                     176
When Payouts Are Made                                   178
How You Can Borrow From Your Account                    179
Special Rules For Acquisition Employees                 181
How To Make Changes Or Receive Your Money               182
How To Claim Benefits                                   183
If A Claim Is Denied                                    183
How You Can Make Rollover Contributions                 183
What Circumstances Can Affect Your Benefits             184
How The Plan Is Funded                                  186
How The Stock Purchase Plan Compares To TAXCAP          187

What TAXCAP Offers You

Your retirement income comes from three sources: HP retirement benefits, Social Security benefits and your personal savings. The
Company offers the Hewlett-Packard Company Tax Saving Capital
Accumulation Plan (TAXCAP), as an integral part of the Hewlett-Packard Retirement Program to help you accumulate personal savings for retirement.

TAXCAP provides you an incentive to save regularly for retirement on a pretax basis and gain additional contributions from HP.

The Plan in Brief

HP administers and sponsors TAXCAP. HP determines eligibility for participation and benefits, interprets the Plan and authorizes certain transactions.

Fidelity Investments (Fidelity), a group of affiliated financial service companies, is the full-service provider for TAXCAP. Full service is a package which offers recordkeeping, trustee and investment management services. Headquartered in Boston, with 78 branches nationwide, Fidelity is one of the largest and best known investment management organizations in the country. The firm currently manages more than $290 billion for more than 10 million individual and institutional accounts. As a leader in the mutual fund industry, Fidelity has developed both investment products and services that are now standard for the industry.

If you are a regular full-time or regular part-time employee, you become eligible to join TAXCAP on the first February 1, May 1, August 1, or November 1 which is one year after your original hire date. After you have satisfied the eligibility requirements, you may join TAXCAP in any subsequent pay period.

Under TAXCAP, you can elect to have HP defer from 1 to either 8 or 12 percent of your pay into your TAXCAP account through payroll deductions. The maximum percent of your pay that you can contribute to TAXCAP each plan year is based on what you earned during the previous 12 months. The TAXCAP plan year changed to a calendar year starting January 1, 1995. Prior to that, the TAXCAP plan year ran from August 1 through July 31. If your annual HP compensation is less than an amount defined by federal tax laws ($66,000 for 1995), you can defer up to 12 percent of your pay to TAXCAP during 1996. You will be informed on your last earnings statement in December of each year whether your TAXCAP deferral limit is 8 percent or 12 percent for the following year.

You may participate in both TAXCAP and the Stock Purchase Plan. If you contribute to the Stock Purchase Plan at 5 percent or less, you may contribute to TAXCAP as described above. If you contribute to the Stock Purchase Plan at 6 percent or more, your combined TAXCAP and Stock Purchase Plan contributions cannot exceed 10 percent.

HP contributes $1 for every $1 you contribute of the first 1 percent, 2 percent or 3 percent of your pay. HP contributes $.50 for every $1 you contribute on the next 2 percent of your pay. Contributions above 5 percent of your pay are not matched by HP.

You choose how you want to invest your TAXCAP account among nine options: six mutual funds from the Fidelity family of funds, two mutual funds outside the fidelity family of funds plus the HP Stock Fund. These options reflect risk versus investment return opportunities ranging from conservative to aggressive.

Saving in TAXCAP reduces your current income taxes. This is because deferrals to your TAXCAP account are made before federal and most state income taxes are calculated. In addition, you do not pay any taxes on amounts in your account as long as they remain in TAXCAP. TAXCAP is offered to help you meet your long range retirement goals. Your full account value is paid when you leave HP or die. Because of the tax advantages the Plan offers you, the government limits withdrawals of your account before these events. While you are an active employee, you can make in-service withdrawals either after you reach age 59 1/2 or for reasons of hardship. You can also borrow money from your account while you are an active employee.

The following pages describe the main provisions of TAXCAP. The ERISA Information section of this book contains administrative details and other information about the Plan.

The following special terms used to describe the provisions of the Plan are more fully defined in the Glossary:

defer or deferrals
fiscal quarter
fiscal year
pay
Pension Benefit Guaranty Corporation (PBGC)
TAXCAP
valuation date
vested
years of service

TAXCAP: A Participant-Directed Investment Plan

TAXCAP requires that you decide how the assets in your account are invested. TAXCAP is intended to be a "404(c) plan" which means it is described in Section 404(c) of ERISA and Section 2550.404(c)-1 of Title 29 of the Code of Federal Regulations. Plan fiduciaries of a 404(c) plan like TAXCAP are not liable for plan losses that are the direct and necessary result of your investment instructions. The following information is given to you so that TAXCAP will comply with
Section 404(c) and applicable regulations under ERISA.

Required Information              Description of Information or
                                  Source

Investment Alternatives           See page 176 of this HP
                                  Benefits Summary.  Also see
                                  the TAXCAP Quarterly
                                  Participant Statement
                                  supplement mailed to your home
                                  every three months.  Also see
                                  mutual fund prospectuses
                                  mailed to your home on request
                                  from Fidelity at 800-457-4015
                                  and when you first invest in a
                                  mutual fund.

Investment Managers               Fidelity Management and
                                  Research Company serves as
                                  advisor to the Fidelity mutual
                                  funds offered under TAXCAP
                                  (except the HP Stock Fund).
                                  Pilgrim Baxter & Associates
                                  serves as advisor to the
                                  Pilgrim Baxter Growth Fund.
                                  Templeton Worldwide
                                  Incorporated serves as advisor
                                  to the Templeton Foreign Fund.

Investment Instructions           See page 174 When You May Join
by Participant                    The Plan and page 177 Fund
                                  Information of this HP
                                  Benefits Summary.

Transaction Fees in Connection    There are no transaction fees
With Purchase or Sale of          imposed on the purchase, sale or
Investment Alternatives           exchange of the investment
                                  alternatives in TAXCAP.  See
                                  the mutual fund prospectuses
                                  for the operating expenses
                                  imposed within each mutual
                                  fund.  See page 177 Quarterly
                                  Participant Statements of this
                                  HP Benefits Summary and your
                                  Quarterly Participant
                                  Statement for TAXCAP general
                                  administrative costs imposed
                                  on your account.

Funds Prospectus on Initial       After the initial investment
Investment                        in a TAXCAP investment
                                  alternative (other than the HP
                                  Stock Fund), Fidelity will
                                  mail a copy of the most recent
                                  fund prospectus to the
                                  participant.

Investment Alternative            Fidelity Management Trust
Voting Rights                     Company, the TAXCAP Trustee,
                                  will mail the notice of
                                  meetings and all proxy
                                  solicitation materials
                                  relating to voting, tender or
                                  similar rights to each
                                  participant invested in a
                                  TAXCAP investment alternative
                                  (other than the HP Stock Fund)
                                  to the extent voting rights in
                                  the mutual fund are available
                                  to fund investors.  The
                                  procedures for voting HP stock
                                  are described in Section 4 of
                                  the Trust Agreement Pursuant
                                  to the Hewlett-Packard Company
                                  Tax Saving Capital
                                  Accumulation Plan available
                                  from HP upon request.

HP Stock Fund Purchase, Holding,  Information regarding the
Sale and Voting of HP Stock       purchase, holding and sale of HP stock
(See page 177 for description)    and the exercise of voting, tender
                                  and similar rights with respect to HP
                                  stock by participants is
                                  maintained under procedures
                                  intended to safeguard
                                  confidentiality.  The
                                  purchase, holding and sale of
                                  HP stock is governed by the
                                  procedures described in this
                                  HP Benefits Summary at page
                                  174 When You May Join The Plan
                                  and at page 177 Fund
                                  Information. Voting, tender
                                  and similar rights with
                                  respect to HP stock are passed
                                  through to participants and
                                  these rights are exercised
                                  confidentially as with any HP
                                  shareholder.  The procedures
                                  for voting HP stock are
                                  described in Section 4 of the
                                  Trust Agreement Pursuant to
                                  the Hewlett-Packard Company
                                  Tax Saving Capital
                                  Accumulation Plan available
                                  from HP upon request.  These
                                  procedures are monitored and
                                  carried out by:

                                  1.     Fidelity Management Trust
                                         Company, as a plan
                                         fiduciary and TAXCAP
                                         Trustee

                                    82 Devonshire Street
                                    Boston, Massachusetts 02109
                                    Telephone: (617) 570-7000

                                  2.     Harris Trust and Savings
                                         Bank, as HP's stock
                                         transfer agent and agent of
                                         the TAXCAP Trustee

                                     111 West Monroe Street
                                     Chicago, IL 60604
                                     Telephone: (312) 461-5545

Required Information    Description of Information or Source

General and             General and participant-specific
Participant-Specific    investment information is provided by Fidelity
Investment Information  Investments, 82 Devonshire Street, Boston,
                        Massachusetts, 02109.  The following
                        information sources can be requested from Fidelity by phone at 800-457-4015. The
                        TAXCAP Quarterly Participant Statement and
                        Statement Supplement are mailed to each
                        participant every three months.

                                Information Sources

                        Mutual Fund       TAXCAP       Fidelity
                        Mutual Fund       Annual/      Quarterly       TAXCAP
                        Prospectus      Semiannual    Participant     Automated
                                          Report     Statement and      Phone
                                                       Statement       Service
                                                      Supplement
A.  Annual Operating
    Expenses of Available
    Investment Alternatives     X

B.  Copies of Prospectuses      X

C.  Copies of Financial
    Statements and Reports of
    Available Investment
    Alternatives                             X

D.  List of Assets in the
    Portfolio of Available
    Investment Alternatives                  X

E.  Value of Shares/Units in
    Available Investment
    Alternatives                X            X             X              X

F.  Past and Current Investment
    Performance of Available
    Investment Alternatives     X                          X              X

G.  Value of Shares/Units in
    Designated Investment
    Alternatives in Participant's
    Account                                                X              X

Who Can Join The Plan

You are eligible to join TAXCAP if you are a regular full-time or regular part-time employee on the U.S. payroll except employees in Puerto Rico. You are not eligible to join TAXCAP if you are classified in any other employment status. If you meet the eligibility requirements, you may enroll in TAXCAP enrollment is not automatic.

When You May Join The Plan

You may join TAXCAP starting with the first entry date one year after your original hire date. Entry dates are February 1, May 1, August 1, and November 1. TAXCAP Administration will let you know when you first become eligible.

For Example:
If your hire date is May 1, 1995, (the first business day of the quarter), you may first enroll on May 1, 1996, your frist entry date. If you choose not to enroll on May 1, 1996, you may enroll during any subsequent pay period.

You can enroll in TAXCAP via HP's Telephone Activated Benefits
System TABS. TABS phone number is 800-262-TABS (8227) or Telnet 857-TABS (8227). When you call TABS you must enter your desired deferral percentage and specify the investment mix you want in whole percent increments. Investment mixes must total 100 percent. Once you have enrolled in TAXCAP via TABS, your participation will begin in the first pay period after you become eligible.

Your Beneficiary

Once you enroll via TABS, you should also name a beneficiary to receive your TAXCAP benefits at your death. A beneficiary form is available in the Personnel Forms (U.S.) folder in Personnel on the InfoNet Web. The key word search is OFIS0070. If you are married, your spouse will automatically be your sole beneficiary. If you wish to name someone other than your spouse as beneficiary for any part of your TAXCAP benefit, federal law requires that you obtain your spouse's written consent. The spouse's written consent must be given on the beneficiary form. This consent must be witnessed by a Plan representative or a notary public. If your spouse does not provide consent, the full value of your account will be paid to your spouse in the event of your death, regardless of whom you have named as beneficiary. If you remarry, any previous consent is no longer valid and you must obtain your new spouse's consent. To change your beneficiary, you must complete a new beneficiary form and submit it to your local or regional personnel department.

If you do not name a beneficiary or if your beneficiary is not living at the time of your death payment of your TAXCAP account will be made, in the following order, to:

your surviving spouse
your surviving children in equal portions your surviving parents in equal portions your estate

How Much You May Defer

You may defer up to 8 percent or 12 percent of your pay. You will be informed on your earnings statement for the pay period ending December 15 the maximum percentage you are eligible to defer for the following calendar year. Generally, pay is your regular wage or salary. Pay is defined more completely in the Glossary at page 221 for purposes of both the 8 or 12 percent deferral limit and the type of pay which is subject to deferral.

You may participate in both TAXCAP and the Stock Purchase Plan.
If you contribute to the Stock Purchase Plan at 5 percent or less, you may contribute to TAXCAP as described above. If you contribute to the Stock Purchase Plan at 6 percent or more, your TAXCAP and Stock Purchase Plan contributions cannot exceed 10 percent.

This table applies to you only if your TAXCAP plan year compensation is more than an amount defined by federal tax laws ($66,000 for the plan year endig December 31, 1995).

         Stock       TAXCAP         Combined      Total
       Purchase      Maximum        Maximum      Company
     Contribution  Contribution   Contribution    Match
           (%)         (%)            (%)          (%)

           10          0              10           5
            9          1              10           5 1/2
            8          2              10           6
            7          3              10           6 1/2
            6          4              10           6 1/2
            5          8              13           6 1/2
            4          8              12           6
            3          8              11           5 1/2
            2          8              10           5
            1          8               9           4 1/2
            0          8               8           4


This table applies to you only if your TAXCAP plan year compensation is less than an amount defined by federal tax laws ($66,000 for the plan year endig December 31, 1995).

         Stock       TAXCAP         Combined      Total
       Purchase      Maximum        Maximum      Company
     Contribution  Contribution   Contribution    Match
           (%)         (%)            (%)          (%)

           10          0              10           5
            9          1              10           5 1/2
            8          2              10           6
            7          3              10           6 1/2
            6          4              10           6 1/2
            5          12             17           6 1/2
            4          12             16           6
            3          12             15           5 1/2
            2          12             14           5
            1          12             13           4 1/2
            0          12             12           4

As soon as your TAXCAP contribution equals the maximum amount ($9,500 in 1996) allowed by the Internal Revenue Service, you may participate in the Stock Purchase Plan at 10 percent of your pay for the rest of the calendar year. If you are participating in the Stock Purchase Plan at the time you reach the TAXCAP IRS limit, your participation in the Stock Purchase Plan will be increased automatically.

You may change your deferral rate any pay period. You can stop your deferrals at any time. However, when your deferrals stop, so do HP's contributions. Once you have stopped, you can resume your deferrals as of any February 1, May 1, August 1, or November 1. Your deferrals are paid into the trust and invested in your designated investment alternatives on the scheduled HP paydays.

How Your Deferrals Can Reduce Your Current Taxes

Federal and most state income taxes are based on the portion of your pay remaining after your deferrals have been taken. Therefore, participating in TAXCAP lowers your current federal taxable income and possibly lowers current state and local taxable income.

For Example:
Assume your annual pay is $35,000 and you elect to defer 6 percent in TAXCAP. Your annual deferral will be $2,100. Although your actual pay is $35,000, your taxable pay will be $32,900. This is becase you are deferring $2,100 in TAXCAP before taxes.

As of late 1994, the state of Pennsylvania and some cities are the only tax-levying entities that consider your contributions to be part of your taxable income. Your contributions are also subject to FICA (Social Security withholding tax).

How Much HP Contributes

HP contributes $1 for every $1 you contribute of the first 1 percent, 2 percent or 3 percent of your pay. HP contributes $.50 for every $1 on the next 2 percent you defer in the Plan. Contributions above 5 percent are not matched by HP. You do not pay any income taxes on HP's contributions until you receive them from the Plan.

Your Contributions      HP Contributions

1 percent of your pay   1 percent of your pay
2 percent               2 percent
3 percent               3 percent
4 percent               3 1/2 percent
5 percent               4 percent
6 percent or more       4 percent

HP's contributions are paid into the trust and are invested in your designated investment alternatives after the end of each fiscal quarter. HP's contributions will be added to your account if you:

* Are an employee on the last business day of the fiscal quarter.

* Retired from HP during the fiscal quarter at age 55 or older with at least 15 years of service, as defined in the Retirement Plan.

* Died during the fiscal quarter.

How Your TAXCAP Account Is Invested

You can choose to invest the money in your TAXCAP account among the seven investment alternatives described below. Investment earnings or dividends will be reinvested in the options you have chosen and included in your account balance. You can invest your account entirely in one option or you can divide it among the seven options, in any whole percentage combination. Investment mixes must total 100 percent.

For Example:
You can choose to invest 100 percent in one option or choose to invest 15 percent in one option, 64 percent in another, 16 percent in a third, and 5 percent in a fourth.

After the end of each pay period, your deferrals are invested as you choose. In the following paragraphs, the options are described beginning with the most conservative and ending with the most aggressive.

* Fidelity Retirement Money Market Portfolio - Retirement Money Market Portfolio is a money market fund. It seeks as high a level of current income as is consistent with the preservation of principal and liquidity.
It invests in high-quality, U.S. dollar-denominated money market instruments of U.S. and foreign issuers. While the Portfolio seeks to maintain a $1.00 share price, there is no assurance that it will be able to do so. An investment in the Portfolio is not insured or guaranteed by the U.S. government. The Portfolio's yield will fluctuate. Retirement Money Market Portfolio is a conservative, relatively low-risk investment.

* Fidelity Intermediate Bond Fund - Intermediate Bond Fund is an income fund. It seeks a high level of current income by investing primarily in high and medium grade fixed income obligations. These fixed income obligations include corporate bonds, mortgage securities, bank obligations and U.S. government and agency securities. The Fund's dollar-weighted average portfolio maturity ranges between three and ten years. The Fund's share price, yield and return will fluctuate.

* Fidelity U.S. Equity Index Portfolio - U.S. Equity Index Portfolio is a growth and income fund. It seeks investment results that correspond to the total return performance of the S&P 500 Index, which is comprised of common stocks. Dividend amounts will vary. The
Portfolio's share price and return will fluctuate.

* Fidelity Growth & Income Portfolio - Fidelity Growth & Income Portfolio is a growth and income fund. It seeks long-term capital growth, current income and growth of income. It invests primarily in the securities of companies with the potential for growth of earnings while paying current dividends. Consistent with the objective, the Portfolio's manager will generally sell securities of companies for which dividends fall to a level lower than the yield of the S&P 500.
The Fund's share price, yield, and return will fluctuate.

* Fidelity Magellan Fund - Magellan Fund is a growth fund. It seeks long-term capital appreciation by investing in the stocks of both well-known and lesser-known companies with potentially above-average growth potential and a correspondingly higher level of risk. Securities may be of foreign and domestic companies. The Fund's share price and return will fluctuate.

* Fidelity Contrafund - Fidelity Contrafund is a diversified growth fund. It seeks capital appreciation. It invests in the securities of companies that are believed to be undervalued or out of favor with the market. Contrafund invests in the common stock and securities convertible into common stock of all types of companies, and in all industries. Contrafund generally invests in smaller to medium size companies which may carry a higher degree of risk. From time to time, international securities may be purchased by the Fund. When market conditions warrant, the Fund may also invest temporarily in debt securities. The Fund's share price and return will fluctuate.

* Templeton Foreign Fund (Effective February 1, 1996.) The Templeton Foreign Fund is an international stock fund. It seeks long-term capital growth by investing primarily in stocks of companies outside the United States. International investments can present the potential for expanded investment opportunities over domestic funds, significant growth potential, as well as an opportunity through diversification to reduce overall equity portfolio risk. Foreign investing can also involve special considerations, including currency fluctuations and political uncertainty. Share price and return will fluctuate.

* Pilgrim Baxter Growth Fund (Effective February 1, 1996.) The PBHG Growth Fund seeks capital appreciation by investing in small companies that have an outlook for strong growth in earnings and potential for significant capital appreciation. To maximize returns and limit risk, a disciplined investment approach, which is both quantitative and fundamental in nature is employed. Because of the small, growth oriented nature of the companies that the Fund invests in, the Fund's market price will undoubtedly experience more volatility than the market in general. There is no guarantee that the Fund will meet its objective and the price and returns will fluctuate.

* Hewlett-Packard Stock Fund - The Hewlett-Packard Stock Fund enables you to become a stockholder in the Company and to participate in HP's growth by investing almost exclusively in Hewlett-Packard Common
Stock. Like a mutual fund, this option holds a small percentage of high-quality money market instruments providing the option with same day exchangeability without the five-day-settlement period normally associated with purchases and sales of common stocks. Unlike a mutual fund, this option is neither a managed nor diversified portfolio and is subject to both the normal external factors affecting the general level of stock prices and to specific factors affecting HP. As a TAXCAP participant investing in the Hewlett-Packard Stock Fund, you have the right to vote the full shares of stock represented by your TAXCAP account. Each year before the annual meeting, information will be mailed to you that will enable you to exercise your voting right.

If you do not specify how your account is to be invested when enrolling through TABS, the entire amount will automatically be invested in the Fidelity Retirement Money Market Portfolio which is the most conservative investment. This also applies when you enroll through the TAXCAP Activity form.

Once you have enrolled in TAXCAP you may change your investment mixes for future contributions in 1 percent increments as often as you feel necessary by calling Fidelity at their toll free number 800-457-4015. You may also exchange your current account balance as often as you feel necessary by calling Fidelity at this number.

Fund Information

To obtain your current account balances or performance and investment information about the funds offered in TAXCAP, call the Fidelity toll-free automated phone line at 800-457-4015, 24 hours a day, seven days a week. To access your account, you must have your Social Security number, and your Personal Identification Number (PIN) with Fidelity. To establish a Fidelity PIN, you will need to pass the security check by providing your Social Security number, your date of birth, and your employee number (eight digits you must enter leading zeros). The fund codes are:

Fidelity Retirement Money Market Portfolio     0630
Fidelity Intermediate Bond Fund                0032
Fidelity U.S. Equity Index Portfolio           0650
Fidelity Growth & Income Portfolio             0027
Fidelity Magellan Fund                         0021
Fidelity Contrafund                            0022
Templeton Foreign Fund                         9500
Pilgrim Baxter Growth Fund                     9706
HP Stock Fund                                  8655

To exchange existing assets from one investment option to another or to redirect your future contributions to a different investment option with the help of a Fidelity representative, you can call the same toll-free number, 800-457-4015. A Fidelity representative is on duty from 8:30 am to 8:00 pm Eastern Time. FIDELITY REPRESENTATIVES CAN ONLY GIVE INFORMATION ABOUT THE FUNDS AND LIMITED PLAN INFORMATION. THEY CANNOT PROVIDE FINANCIAL ADVICE.

If you have a hearing impairment, you can call Fidelity toll-free at 800-835-5089 (if you have a TDD) to conduct account transactions or to get specific information about your TAXCAP account. A Fidelity representative will be available to answer your questions any business day from 8:30 am to 8:00 pm Eastern Time.

Quarterly Participant Statements

Approximately four weeks after the end of each fiscal quarter you will receive a statement from Fidelity summarizing all of your account activity and administrative costs since the last statement and the total value of your account.

The information provided includes:

* the beginning balance, which is the closing balance from the previous statement

* investment performance (gains or losses)

* investment elections (mixes)

* any fund exchange activities that you authorized for the quarter

* your deferrals for the quarter

* loan information

* HP's contributions for the quarter

* your ending balance

* administrative costs

Administrative costs for TAXCAP include administrative costs for both Fidelity and TAXCAP Administration in HP Corporate Offices. The costs are divided among participants based on the number of individuals enrolled in the Plan. The administrative costs are expected to be $18 to $20 per participant, per year and are a line item on the TAXCAP Quarterly Participant Statement.

How You Vest in Your Account

You are 100 percent vested in the value of all funds contributed to your account from the moment they are placed in your account. This includes your deferrals, HP's contributions, rollover contributions, and gains or losses. The trustee holds the assets for your exclusive benefit and they cannot be used for any other purpose.

Being immediately 100 percent vested does not mean you have immediate access to the funds. Rather, it means that 100 percent of your account can be distributed if you leave HP or die.

When Payouts Are Made

The primary purpose of TAXCAP is to help you meet your retirement goals. Therefore, your account value is only payable when you leave
HP or die. EXCEPTIONS: While you are still an HP employee, you can request an in-service hardship withdrawal, or after you reach age 59 1/2, you can withdraw all or part of your account.

When Your HP Career Ends

The full value of your TAXCAP account is payable when you leave HP or die.

You must elect a distribution option on the TAXCAP Payment Application at Termination of Participant form before you leave HP. The distribution options you have are:

* lump sum amount in cash

* HP stock and cash (only available if you are invested in the HP Stock
  Fund)

* a direct rollover from TAXCAP to a Fidelity Investments Individual Retirement Account (IRA)

* a direct rollover from TAXCAP to any other Individual Retirement Arrangement or another qualified plan

If you elect a direct rollover form of payment, no federal or state income tax withholding will apply to the amount directly rolled over. If you elect to have a portion of your TAXCAP account paid directly to you, that portion of the distribution and any loan amount outstanding in your account will be subject to mandatory 20 percent federal income tax withholding and, where applicable, elective state income tax withholding. You can avoid the mandatory federal income tax withholding by electing to roll over 100 percent of your distribution through the direct rollover options.

If you elect a direct rollover to a Fidelity Investments IRA and if Fidelity does not receive a completed Fidelity Rollover Application form from you within 60 days of your election, your account will be liquidated. A check will be mailed to you payable to Fidelity Investments for your benefit.

If you elect to be paid in HP stock for your investments in the HP Stock Fund, you will receive an HP stock certificate for the equivalent number of whole shares in your HP Stock Fund. The remainder of your TAXCAP account after the stock shares are issued will be paid in cash. This distribution is subject to the mandatory 20 percent federal income tax withholding. However, income tax will be withheld only to the extent of your cash distribution.

If you do not make a distribution election within 60 days after the time of termination and your account balance is $3,500 or less, or your account balance exceeds $3,500 and you have a loan outstanding, then your full account balance will default to payment in cash and the 20 percent mandatory federal income tax withholding will apply.

If you do not elect a form of payment at the time of termination and your account balance exceeds $3,500, and you have no loan outstanding, distribution of your account balance will not be made until TAXCAP Administration receives a signed TAXCAP Payment Application at Termination of Participant form.

Any benefit paid from TAXCAP will be based on the valuation date immediately following the next HP payday after Fidelity's receipt of your claim from HP. See the Glossary for the definition of valuation date for TAXCAP.

While You Are an HP Employee Age 59 1/2 and Hardship Withdrawals

Withdrawals from TAXCAP are available after age 59 1/2. After you reach age 59 1/2, you may withdraw all or part of your account. The minimum amount you can withdraw is $1,000, or if there is less in the account, the entire value of the account. The withdrawal will be subject to mandatory 20 percent federal income tax withholding unless it is directly rolled over. The withdrawal will not be subject to the 10 percent early withdrawal tax penalty.

Hardship withdrawals are available to participants who meet certain stringent Internal Revenue Service (IRS) requirements. The maximum withdrawal amount available is specified by IRS Regulations. The following financial needs qualify a participant for a TAXCAP hardship withdrawal:

* Unreimbursed medical expenses for you, your spouse or dependents.

* Purchase or construction of your principal residence.

* Payment of tuition and related educational fees for the next 12 months of post-secondary education for you, your spouse, your children, or dependents.

* Prevention of eviction from or foreclosure on the mortgage on your principal residence.

* Funeral expenses of a family member.

As a further requirement for applying for a hardship withdrawal, you must exhaust all other financial resources available to you. One of these resources is loans available through TAXCAP. You must have two TAXCAP loans outstanding prior to applying for a hardship withdrawal. If you are not eligible to apply for a loan, then you may apply for a hardship withdrawal directly.

As a condition of receiving your hardship withdrawal, the IRS requires that you will be unable to contribute to TAXCAP or the Stock Purchase Plan until the beginning of the quarter following one year from the date of your hardship withdrawal. The combined amount of your deferrals into TAXCAP for the year you request a hardship withdrawal and the next calendar year will be limited to the next year's maximum employee pre-tax contribution limit as set by the IRS. ($9,500 for calendar year 1996).

The minimum withdrawal amount is the lesser of $1,000 or all that is available. All withdrawals are subject to mandatory 20 percent federal income tax withholding unless directly rolled over. Hardship withdrawals may be subject to a 10 percent early withdrawal tax penalty. There are exceptions to the 10 percent tax penalty so you should consult your accountant or tax advisor. Withdrawals are funded through the sale of your TAXCAP investments beginning with the most conservative and progressing to the most aggressive investment fund.

To request a withdrawal, call Fidelity at 800-457-4015 for your maximum available withdrawal amount and an application. Fill out the required information and mail the application to Hewlett-Packard Company, TAXCAP Administration, 3000 Hanover Street, Palo Alto, California, 94304, MS 20BAX.

In-service withdrawal requests are processed each business day by TAXCAP Administration, and checks are issued from Fidelity within seven business days after the application is received by TAXCAP
Administration.

Special rules apply for in-service withdrawals for certain acquisition employees, (see page 181 for details).

How You Can Borrow From Your Account

While you are an active employee, regular full-time or regular part-time, you can borrow from your TAXCAP account. You cannot borrow from your account if you are on a medical, military, personal or Family and Medical Leave Act leave of absence, or receiving benefits under the Income Protection Plan.

The maximum amount available is 50 percent of the account balance (including outstanding loan amounts) on the date of valuation less any loan balance outstanding. The total of all loans is limited to $50,000 minus the highest loan balance outstanding during the prior 12-month period. Loans are subject to a $1,000 minimum. No more than two loans can be outstanding at any time.

This chart shows the maximum outstanding loan amount you may have at any one time.

If your TAXCAP account           The maximum/outstanding
   balance is...                     loan amount...

  $2,000-$100,000                    50 percent of
                                    account balance

    $100,000+                          $50,000


To initiate a loan, call Fidelity at 800-457-4015. Once you have provided the proper security information, the Fidelity representative will guide you through the steps of the loan process and inform you of any restrictions that may apply (maximum allowable loan amount, etc.).

Your eligibility for a loan is based on your account value as of the date you call Fidelity to request a loan.

Once the details of the loan transaction have been agreed to and confirmed by phone, the Fidelity representative will generate a TAXCAP
Loan Agreement and Promissory Note that will be mailed to your home address on file at Fidelity. Upon receipt of the TAXCAP Loan Agreement and Promissory Note, you must review the information to make sure everything is correct. The loan amount will be liquidated from your account on the same day that you call (if the call is received at Fidelity before 4:00 p.m. Eastern Time). Your loan check will automatically be generated from Fidelity and mailed to your home address on file at Fidelity on the second business day after the original call from you to initiate the loan. There is endorsement disclosure information on the back of the loan check that states by endorsing the loan check, you have entered a legally binding contract with TAXCAP, and that you have agreed to all the terms and conditions under the loan provisions in the Hewlett-Packard Company Tax Saving
Capital Accumulation Plan. If the terms in the TAXCAP Loan Agreement and Promissory Note are not correct, do not sign, cash or deposit your loan check. Call a Fidelity plan representative immediately at 800-457-4015. Special rules apply for loans for certain acquisition employees (see page 181 for details).

* Special rules for certain acquisition employees apply here (see page 181 for details).

How Your Loan Is Funded

Your loan will be funded through the sale of your TAXCAP investments in the following order:

     Fidelity Retirement Money Market Portfolio
     Fidelity Intermediate Bond Fund
     Fidelity U.S. Equity Index Portfolio
     Fidelity Growth & Income Portfolio
     Fidelity Magellan Fund
     Fidelity Contrafund
     Templeton Foreign Fund
     Pilgrim Baxter Growth Fund
     Hewlett-Packard Stock Fund

For Example:
You have a total of $30,000 in TAXCAP investments. You have $10,000 in the Retirement Money Market Portfolio, $10,000 in the Intermediate Bond Fund and $10,000 in the Magellan Fund. If you want to take a $15,000 loan, $10,000 will come from your Retirement Money Market Portfolio and the remainin $5,000 will come from your Intermediate Bond Fund.

How You Repay Your Loan

You repay your loan through automatic, irrevocable payroll deductions. You can choose to repay the loan over one, two, three, or four years. TAXCAP loan interest rates are determined by the prime rate on the last business day of the month preceding the loan request plus 1/2 percent. The loan interest rate may change monthly. TAXCAP loans are amortized on a semi-monthly basis. Amounts repaid are reinvested semi-monthly based on your investment elections (mixes) in effect at the time of reinvestment.

Payroll deductions for your loan will begin approximately two weeks after receipt of the loan distribution check. Repayments, including interest paid, will be taken out of your paycheck each payday. Payroll deductions CANNOT be discontinued until the loan is fully repaid.

Loan Prepayment

If you wish, you may prepay the full amount of the outstanding principal and accrued interest without penalty. You cannot make partial prepayments except in the case of leaves of absence.
To initiate a prepayment, you can call Fidelity at 800-457-4015. Once you have provided the proper security information, the Fidelity representative will guide you through the steps of the prepayment process. The Fidelity representative will provide you with the prepayment amount and the terms of the prepayment transaction.
Once you have agreed to the terms of the prepayment, send a money order, cashier's check or HP Credit Union teller check payable to "Fidelity Investments" and mail to:

     Fidelity Investments
     Client Service Operations
     P.O. Box 15520
     Covington, KY 41015-0520

The prepayment will be invested according to your investment elections (mixes) on file at the time of repayment to the TAXCAP trust fund.
The next statement that you receive will reflect that your loan is paid in full.

If you are transferring to a foreign entity or to HP's Flex Force as an Internal Temporary Worker, you must prepay your loan in full prior to transfer.

Loan Repayment Due to Leave of Absence

If you have a TAXCAP loan outstanding, your loan repayments will be suspended while you are on a leave of absence. When you return from the leave of absence, your loan payroll deductions will resume. The Internal Revenue Code and Internal Revenue Service (IRS) regulations do not permit a TAXCAP loan to be extended beyond the 60th month from the date the loan was taken. If the 60th month is reached while you are on a:

* medical leave of absence (also during the Family and Medical Leave Act
  (FMLA) entitlement period for one's own illness), your outstanding loan amount and accrued interest will be considered a taxable distribution to you in that year. You will be taxed on the outstanding loan amount and the accrued interest owed on the loan as ordinary income.

* personal leave of absence (also during the FMLA entitlement period for reasons other than one's own illness) or military leave, your outstanding loan amount will be considered a taxable distribution to you in that year. You will be taxed on the outstanding loan amount and the accrued interest owed on the loan as ordinary income. You will also have to pay a 10 percent penalty.

YOU CAN REPAY THE LOAN IN FULL PRIOR TO THE 60TH MONTH AND AVOID
TAXATION IN THAT YEAR.

If you desire to repay your loan at any time, the loan repayment procedure for leaves of absence is as follows. You and your personnel representative will determine the amount of the repayment. Personnel will forward your money order, cashier's check, or HP Credit Union teller check made payable to Fidelity Investments to TAXCAP Administration for review and processing on the last business day of each pay period. Fidelity will process the repayment on the payday following receipt. Your repayments will either be entered as individual payments (if payroll deductions were just interrupted and you will be returning from leave of absence) or as a lump sum (if the amount is a full repayment). If applicable, you will resume payroll deductions upon returning to work. Repayments will be invested according to your investment election (mixes) on file at the time of repayment to the TAXCAP trust fund.

Loan Outstanding at Termination

If you leave HP while a loan is outstanding, the amount you owe will be subtracted from the payout of your TAXCAP account. For income tax purposes, HP will report the amount you owe on your loan as part of the total payout you received from the Plan. Therefore, the entire amount distributed from the Plan including the outstanding loan amount and interest due is taxable income and subject to 20 percent mandatory federal income tax withholding unless the part of your account actually distributed from TAXCAP is subject to a direct rollover. You can defer taxation on your loan amount by rolling over this amount to an Individual Retirement Arrangement (IRA) or a qualified plan within 60 days of the distribution.

Special Rules For Acquisition Employees

If you were formerly employed by Avantek, AOT, EEsof or Colorado Memory Systems (CMS) and had money transferred from the Avantek, AOT, EEsof or CMS plan to TAXCAP, there are special TAXCAP rules described in this section that apply to you. In addition to cash or HP stock distributions upon termination of employment, you may also receive your distribution in installments or various annuity forms of benefit single life, joint and survivor or term certain annuities. Former Avantek, EEsof and CMS plan participants may also elect an in-service withdrawal of any money formerly attributed to a rollover account in the Avantek, EEsof and CMS plans.

Upon termination of employment, you will need spousal consent to receive your distribution in any form other than a joint and survivor annuity. You will also need spousal consent to receive in-service withdrawals (at age 59 1/2, for hardship, or for an Avantek rollover account) as well as for loans.

Loan requests for acquisition employees will be processed through TAXCAP Administration on a daily basis. Acquisition employees can call Fidelity at 800-457-4015 to request a loan application. Fidelity will mail the application to the home address on file. You will need to check the appropriate marital status on the application, sign the application, and, if you are married, have your spouse sign the consent for the withdrawal and have the spousal consent form witnessed by either a plan representative or a notary public. The completed forms need to be mailed to TAXCAP Administration at Corporate Offices for processing. TAXCAP Administration will review the application for accuracy and release the loan for processing by Fidelity. Fidelity will issue the loan check on the next business day after the loan application has been approved and released by TAXCAP Administration.

The rules regarding beneficiary designations described at page 174 will apply to you. In addition, if you name someone other than your spouse as beneficiary before the plan year in which you turn age 35, you must complete a new beneficiary form in the plan year you turn age 35 or your spouse will automatically become your beneficiary.

Special claim forms for former Avantek, AOT, EEsof, and CMS plan participants have been prepared and will be provided to you as needed. These forms will reflect the special rules described in this section.

How To Make Changes Or Receive Your Money

This chart provides a brief summary of how to change the way you are participating in TAXCAP and to receive money from your account.

If You Want To...            You Need To...
Enroll in the Plan.          Call TABS at 800-262-TABS or Telnet
                             857-TABS and enroll in TAXCAP. You
                             must enter your desired TAXCAP
                             deferral percentage and specify the
                             investment mix you want in whole
                             percent increments. Investment mixes
                             must total 100 percent. Once you
                             have enrolled in TAXCAP, your
                             participation will begin in the
                             first pay period after you become
                             eligible. It is your responsibility
                             to complete a beneficiary
                             designation form for TAXCAP and
                             return it to your personnel
                             representative upon enrollment.
Change your deferral         Call TABS and make the desired
percentage.                  TAXCAP deferral percentage changes.
                             TABS will tell you when your changes
                             will become effective.

Stop making deferrals into   Call TABS and change your deferral
TAXCAP (that is, change      to 0 percent.  Your deferral will stop
change the percentage        as of the first possible pay period after you
to zero).                    call TABS. TABS will tell you when
                             your deferrals will be stopped.

Resume making deferrals to   Call TABS to re-enroll. TABS will
TAXCAP after you have        tell you when you are eligible to begin
stopped.                     deferrals again.

Resume making deferrals      Take no action. Your deferrals will
after a period of            resume automatically at the previous
suspension due to a formal   percentage when you return. If you
leave of absence.            wish to change your percentage or
                             cease deferrals entirely, call TABS
                             upon your return. TABS will tell you
                             when your deferral amount will be
                             changed or stopped.

Change your beneficiaries.   Complete a new beneficiary form. If
                             you are married and your spouse is
                             not named as your sole beneficiary,
                             your TAXCAP account will be
                             distributed to your spouse upon your
                             death unless the spousal consent
                             section on the beneficiary form is
                             completed. The change in beneficiary
                             will be effective when the completed
                             beneficiary form is received by your
                             local or regional personnel
                             department.

Apply for a withdrawal       Call Fidelity Investments at
after age 59 1/2.*              800-457-4015 to obtain an
                             application. Once Fidelity mails you
                             the application, sign it and send it
                             to TAXCAP Administration.

Apply for a hardship         Call Fidelity Investments at
withdrawal.*                 800-457-4015 to obtain an
                             application. Once Fidelity mails you
                             the application, sign it and send it
                             to TAXCAP Administration.

Apply for a loan.*           Call Fidelity Investments at
                             800-457-4015 to initiate a loan.
                             Once you have agreed to the terms of
                             your loan, your account will be
                             liquidated for the loan amount. The
                             TAXCAP Loan Agreement and Promissory
                             Note and loan check will be mailed
                             to you.

Elect payout options.*       To receive payment of your TAXCAP
                             account balance you should complete
                             and return the TAXCAP Payment
                             Application at Termination of
                             Participation form to your local or
                             regional personnel department prior
                             to leaving HP. A TAXCAP Payment
                             Application at Termination of
                             Participation form is available from
                             your local or regional personnel
                             department.

* Special rules for certain acquisition employees apply here (see page 181 for details).

How To Claim Benefits

To receive payment of your TAXCAP account balance, you should complete and return the TAXCAP Payment Application at Termination of Participant form to your local or regional personnel department prior to leaving HP. A TAXCAP Payment Application at Termination of
Participant form is available from your local or regional personnel department.

If information provided results in incorrect benefit amounts (whether the information is false, wrong or incomplete), the benefit amount will be adjusted. If HP pays a larger benefit amount than it should have, reasonable steps will be taken to recover the overpayment.

If a Qualified Domestic Relations Order has required TAXCAP to set aside a portion of your account for payment to your ex-spouse or children, you will have no rights to that portion of the value of your account. If HP determines that a person who is to receive benefits has become unable to handle them properly, HP may make any reasonable arrangement to distribute the benefits on the person's behalf.

If A Claim Is Denied

If all or part of a claim is denied, HP will notify the claimant (you or your beneficiary) in writing, within 90 days after the claim is received. This notice will explain:

* Why the claim was denied and the specific Plan provisions on which the denial is based.

* What additional information is needed and why.

* How to appeal the denial.

* The Plan's review procedure.

If you or your beneficiary do not receive this notice within 90 days after HP receives the claim, you or your beneficiary can consider the claim denied. To appeal a claim denial, use the procedure described in the next section.

How to Appeal a Denied Claim

You or your beneficiary can appeal a denied claim by submitting a written request for the appeal to the Plan's Review Panel. You or your beneficiary must make the request within 60 days after the date of the denial. If you or your beneficiary do not receive a written denial, you must make the request within 150 days after the date you first filed the claim.

Send the written request to:

Review Panel Under the Hewlett-Packard Company
Tax Saving Capital Accumulation Plan
3000 Hanover Street, 20BAX
Palo Alto, CA 94304

The request must explain why you or your beneficiary believe an appeal is in order and it must include supporting facts and any other pertinent information. HP will let you or your beneficiary review any pertinent documents which legally can be disclosed in preparing the request.

The Review Panel will act upon the request within 60 days after receiving it. The Panel may ask for additional time, but a decision, in writing, will be given within 120 days after the date of the written request for appeal. You or your beneficiary will receive a written explanation of the reasons for the Panel's decision. If you or your beneficiary do not receive notice of the Panel's decision by the end of the 120-day period, you may consider the appeal denied.

If the Panel decides that benefits should have been paid, HP will take whatever action is necessary to pay them as soon as possible after receiving notice of the Panel's decision.

You Cannot Assign Benefits

No action can be taken to assign your interest in the Plan or your account to anyone other than you. However, a court order that divides your benefits under this Plan as part of a marital settlement agreement will be allowed if it is a Qualified Domestic Relations
Order as defined by law and approved by HP.

How You Can Make Rollover Contributions

If you are a newly hired or rehired employee, you may be able to make a rollover contribution to the Plan before you are otherwise eligible to enroll. You may do this as described in this section if the check is made payable to you. You may also make a direct rollover, as prescribed by law, into TAXCAP if the check is made payable to Fidelity Investments as trustee of the TAXCAP.

A rollover contribution is a contribution you make to the Plan with the funds distributed to you from another qualified retirement plan in order to preserve the tax deferred status of the money. A rollover contribution will be allowed if HP decides that all IRS requirements have been met.

There are two situations when you may make a rollover contribution to TAXCAP with a payout from a qualified retirement plan from a previous employer:

* You are still in possession of this payout and less than 60 days have elapsed since the date the payout was received by you.

* You originally rolled the payout into a new and separate IRA.
  See your local or regional personnel department for a rollover contribution form if you think you are qualified.

If You Leave and Are Rehired

If you leave HP and are rehired, your eligibility to enroll will be measured from your original hire date, as if you had never left. It does not matter whether you had previously participated in TAXCAP or not. Therefore, if less than a year has passed since your original hire date, you become eligible to enroll, after you are on HP's payroll, on the same entry date on which you would have been eligible when you were first hired. If more than a year has passed since your original hire date and you are already eligible to enroll when you return, you may enroll immediately or during any following pay period, after you are on HP's payroll.

Under no circumstances will you receive a payout while on HP's payroll. Payment cannot be made until you leave HP or die.

What Circumstances Can Affect Your Benefits

The chart below describes situations which can affect your benefits.

This Situation               Has This Effect on Your Account

You leave HP.                Your deferrals and HP's
                             contributions end. You elect a
                             payout option of HP stock, and/or
                             cash, or direct rollover to a
                             Fidelity Investments or other IRA,
                             or qualified plan of your choice.
                             TAXCAP termination distributions are
                             processed semi-monthly after payout
                             options have been entered into HP's
                             payroll/benefits system.

You take an unpaid           Your deferrals and HP's contributions
personal, military or        are suspended during leave of absence.
Family and Medical Leave     Your deferrals and HP's contributions
Act leave of absence.        resume automatically once you return
You take a medical leave     to active employment status. You are
of absence and are not       not eligible to take a loan while on
integrating FTO with IPP.    leave of absence.

You are on medical leave     You may continue your deferrals and
of absence, you are          contributions under TAXCAP.  The amount
disabled and on the HP       contributed will be a percentage of
Income Protection Plan,      both your IPP benefits and the pay
integrating FTO and in       you receive from HP while on IPP.
the first 90 days of         You are not eligible to take a loan
disability.                  while on IPP.

You are on medical leave     As with FTO accrual, cash profit-sharing
of absence, you are          and the Stock Purchase Plan, you will no
disabled and have been on    longer be able to continue deferrals to
Income Protection Plan for   TAXCAP.  You are not eligible to take a loan
90 days.  You are still      while on IPP.
still integrating FTO
benefits.

You die.                     Your deferrals and HP's contributions end.
                             Your beneficiaries may elect a payout
                             option of HP stock, and/or cash or a
                             direct rollover to an IRA. TAXCAP
                             termination distributions are
                             processed semi-monthly after payment
                             application forms from the
                             beneficiary are received by TAXCAP
                             Administration.

When Your Participation Is Automatically Suspended

Your participation in TAXCAP is automatically suspended while you are on:

* A leave of absence without pay

* A non-U.S. Hewlett-Packard payroll

* The HP Income Protection Plan after 90 days of disability. (The suspension will start with the pay period after the 90th day.
  However, your deferrals before the 90th day will be eligible for HP's contributions.)

During this time, you cannot make deferrals and HP will not make any contributions to your account. Your account will continue to share in the performance of the investment alternatives you have selected.
Your deferrals will automatically resume when you return to active employment status.

How Your Deferrals May Be Limited

The Internal Revenue Code places a limit on the amount you may defer in TAXCAP during a calendar year. This limit is $9,500 for calendar year 1996. This limit does not include HP's contributions.

In addition, the IRS requires the Plan to pass a special test called a non-discrimination test designed to ensure a fair mix of deferrals and HP's contributions among employees at all income levels. If the Plan does not meet the test, it may be necessary to reduce the deferral rate of higher-paid participants from time to time. If so, the percentage of pay that those participants may defer may be reduced below 8 percent. You will be notified if you are affected by this test.

TAXCAP deferrals may only be taken from the first $150,000 of covered compensation (generally, wages or salary, commissions and shift differential) in the plan year January 1, 1996 through December 31, 1996. This limitation will be periodically adjusted for cost of living by the Secretary of the Treasury.

TAXCAP Participation Does Not Affect Your Other HP Benefits
Although participating in TAXCAP reduces your taxable pay, it does not affect your Social Security or other pay-related-HP benefits, nor will participation affect future pay increases.

Changing or Ending The Plan

Although HP expects to continue the Plan indefinitely, HP reserves the right to amend or terminate the Plan at any time. No amendment of the Plan will reduce the benefits that any participant has accumulated before the date the amendment is adopted, except as allowed by law.

The assets of the trust fund exist to provide benefits under the Plan and to pay reasonable expenses of administering the Plan. No amendment may divert any part of the assets for other purposes.

If the Plan is terminated, each participant retains a 100 percent vested non-forfeitable right in his or her Plan accounts. No part of the trust funds will revert to HP.

Under present law, the Pension Benefit Guaranty Corporation does not insure the adequacy of trusts such as TAXCAP. Therefore, benefits under TAXCAP are not insured.

This Plan is subject to Internal Revenue Service approval under the Internal Revenue Code. The Plan and this book are subject to any changes required by the Internal Revenue Service to meet applicable federal rules and regulations.

Income Tax Withholding

The Unemployment Compensation Amendments of 1992, impose a mandatory 20 percent federal tax withholding rate on distributions that are not directly and immediately rolled over to an individual retirement account or individual retirement annuity (both referred to as IRAs) or to another qualified plan.

If you request that any portion of your TAXCAP account balance be paid directly to you, you will have 20 percent of that distribution withheld as federal income taxes. In general, this applies to most distributions, e.g., a distribution upon termination from HP, a withdrawal at or after age 59 1/2 or a hardship withdrawal but not a TAXCAP loan.

The Company will provide you with a statement entitled TAXCAP Special Tax Notice Regarding Plan Payments whenever you make a withdrawal from the Plan. This statement will give you general information about taxation of your benefits at the time your benefits are payable.

Special rules apply for payments made to individuals who live outside the U.S.

How The Plan Is Funded

HP makes its contributions to the Plan's trust fund based on the amount contributed by Plan participants. Assets in this trust are invested according to the directions of the Plan participants within the guidelines established by HP.

All the money in this trust is used exclusively for providing Plan benefits to eligible employees and beneficiaries and for paying the cost of administering the Plan.

How The Stock Purchase Plan Compares To TAXCAP

The following chart compares the Stock Purchase Plan to TAXCAP.

                                    A Comparison

                 Stock Purchase Plan           TAXCAP

Eligibility      Regular full-time and         Regular full-time and regular
                 part-time employees one       part-time employees one year
                 year after your original      after your original
                 hire date.                    hire date.

Earliest Date    February 1, May 1, August 1,  February 1, May 1, August 1, or
Participation    or November 1, after you      November 1, after you meet
Starts           meet eligibility              eligibility requirements.

Employee         Generally 1 to 10             Generally 1 to 8 percent of
Contributions    percent of pay.               pay, or 1 to 12 percent of pay
or Deferrals     Combined maximum of 10        depending on your TAXCAP annual
(see tables,     percent if you are in both    compensation.  (For combined
page 175)        Plans and in the Stock        Plan rules, see tables on page
                 Purchase Plan at more than    175.)
                 5%.  (For combined Plan
                 rules, see tables on page
                 175).


Company Shares   For every two Employee         One dollar for every dollar
or Contributions Shares you purchase,           you contribute for the first
                 HP contributes one             1 percent, 2 percent or 3
                 The Company Shares are         of your pay.  $.50 for every
                 subject to a two-year-         dollar on the next 2 percent
                 restriction period.            percent of your pay. No
                                                HP match above 5 percent
                                                of your pay.

Income Taxes     Income taxes are               Income taxes are not withheld
on Employee      withheld from                  from your deferral amounts.
Contributions    your contributions.
or Deferrals     Taxes are also withheld
                 at the time of purchase
                 at quarter end, if the
                 valuation price is greater
                 than the purchase price.

Withholding      Income taxes are               Income taxes are not withheld
Taxes on         withheld on Company            from company contributions.
Company          Shares at the end of the
Contributions    restriction period.

Access to Funds  Unrestricted shares can be      Leaving HP or upon death;
                 withdrawn or sold at any time.  in-service withdrawals ($1,000
                 To receive Company Shares,      minimum) are available at age
                 you must hold your Employee     59 1/2; in-service hardship
                 Shares for two years; or upon   withdrawals are available upon
                 retirement or death. Company    meeting certain IRS
                 Shares are forfeited upon       requirements.
                 termination during the two
                 year restriction period.

Loans From       Not allowed.                    Allowed $1,000 minimum.
Account

Form of Payout   HP stock or cash.               HP stock, cash, direct
                                                 rollover to an IRA or
                                                 qualified plan, or a
                                                 combination.

Stopping         If you withdraw from the        Your deferrals stay in trust.
Contributions    Stock Purchase Plan, your       HP contributions are made at
or Deferrals     contributions for the quarter   the end of the quarter.
                 are refunded and no company
                 contributions will be made.
                 If your withdrawal is due to
                 a leave of absence, purchase
                 and match will occur.